Exhibit 16

November 8, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  Spring Creek Healthcare Systems, Inc.

To Whom It May Concern:

We have read the statements that we understand Spring Creek Healthcare Systems, Inc. will include under Item 4.01 of its Form 8-K regarding the change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company